J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM

--------------------------------------------------------------------------------

NEWS RELEASE:  IMMEDIATE                                        January 18, 2000

J.P. MORGAN REPORTS FOURTH QUARTER AND 1999 FULL YEAR EARNINGS

J.P. Morgan today reported fourth quarter net income of $509 million, or $2.63 per share, up from $89 million, or $0.42 per share, in the fourth quarter of 1998. Net income in the 1998 fourth quarter included an after-tax charge of $86 million, or $0.44 per share, related to expense management initiatives. Return on common equity was 18.1% in the quarter.

Full year 1999 net income was $2.055 billion or $10.39 per share, compared with 1998 operating earnings before non-recurring gains and special charges of $1.065 billion, or $5.22 per share. Net income in 1998 was $963 million, or $4.71 per share.

HIGHLIGHTS FOR 1999:

- Revenues rose 31% on increased client activity across our business globally

- Expenses increased 11% and we achieved our target of reducing core operating expenses before performance-driven compensation by $400 million

- We substantially reduced the risk and the capital requirements of our credit and market activities

- Economic value added (EVA) for the firm increased by more than $1.1 billion and return on common equity increased to 18.4%, driven by revenue growth and expense discipline

"We have made significant progress on each of our strategic growth initiatives, and are very pleased with the past year's strong financial results. Going into the new year, we have excellent momentum across our major business lines," said Douglas A. Warner III, chairman.

REVENUES BY SEGMENT

Revenues were $2.189 billion in the fourth quarter of 1999, up 46% from the 1998 period. For the full year, revenues were $8.856 billion, up 31% from 1998, excluding non-recurring gains related to the sales of certain businesses.

Investment Banking revenues were $309 million in the 1999 fourth quarter and $1.196 billion for the year, up 17% and 19%, respectively. The increases were driven primarily by growth in advisory revenues. For the full year, Thomson Financial Securities Data Corporation ranked J.P. Morgan fifth in completed mergers and acquisitions volume worldwide with a market share of 15.6%, up from seventh and a market share of 12.6% in


--------------------------------------------------------------------------------
Press contact:                 Joseph M. Evangelisti                212/648-9589
Investor contact:              Ann B. Patton                        212/648-9446

J.P. Morgan & Co. Incorporated          2



1998. In the fast growing European and cross-border categories, we ranked fourth in completed transactions, with a market share of 18.0% and 16.7%, respectively. We advised on more than $500 billion announced transactions globally, ranking fifth with a 15.0% market share.

Equities revenues were $420 million in the fourth quarter, more than double the year ago quarter, reflecting increases in both our derivatives and cash activities. For the full year, revenues were $1.417 billion, compared with $699 million in 1998. Equity derivatives saw higher client revenues and significant gains in portfolio management. Equity underwriting revenues increased and our share of U.S. equity lead underwritings grew to 5.6% for the year. Higher brokerage commission revenues reflected growth in market share and volumes in Europe and the U.S.

Interest Rate and Foreign Exchange Markets revenues of $479 million were essentially flat compared with the year-ago quarter. For the 1999 full year, revenues were down 3% to $2.009 billion. Expanded global client activity in government securities and derivatives, and improved trading results in local markets in Eastern Europe and Asia, were largely offset by substantially lower foreign exchange revenues reflecting lower client demand and trading results.

Credit Markets revenues nearly doubled to $264 million in the quarter from a year ago. For the full year, Credit Markets revenues of $1.526 billion rose sharply from $628 million in 1998. This increase reflected a much healthier market environment, particularly in the first half of the year, following the severe dislocations in 1998. Global securities trading revenue rebounded as spreads tightened and market liquidity improved; origination revenues also rose, particularly for structured and high-grade securities. 1999 also included gains related to hedging our economic exposures in Brazil.

Credit Portfolio includes revenues from traditional credit products, primarily loans and commitments, and from managing the credit risk associated with the firm's derivatives portfolio. Fourth quarter revenues were $183 million versus $23 million in the year-ago quarter. For the year, Credit Portfolio had revenues of $783 million versus $390 million in 1998. Overall, improvement in the global credit environment and reduced risk in our credit exposures led to significantly higher revenues from changes in the valuation of our derivatives credit risk and from reductions in our allowances for credit losses. Partially offsetting these increases were lower revenues from traditional credit products as we reduced our exposures. The quarter and full year reflected negative provisions for credit losses of $45 million and $175 million, respectively.

Asset Management Services revenues in the 1999 fourth quarter increased 27% to $352 million, compared with a year ago; for the full year, revenues increased 16% to $1.354 billion. The increases were primarily driven by higher investment management fees, reflecting asset growth, a shift in asset mix towards higher-fee alternative investment disciplines, and increased performance fees. Higher earnings from our equity investment in American

J.P. Morgan & Co. Incorporated          3


Century also contributed to the increase. Assets under management rose 16% to $351 billion at December 31, 1999, driven by market appreciation and new business from institutional and private clients.

Equity Investments reported revenues of $313 million in the fourth quarter compared to $42 million a year ago. The increase was mostly attributable to investments in the telecommunications and financial services industries, which included approximately $140 million on the sale of our investment in the Bank of the Philippine Islands. In 1999, Equity Investment revenues were $646 million versus $346 million in 1998, primarily reflecting investments in the telecommunications industry.

Proprietary Investing and Trading reported a loss of $127 million in the 1999 fourth quarter, compared with a gain of $203 million in the 1998 quarter. The decrease in the quarter primarily reflected the recognition of $170 million of losses on sales of $10 billion of investment securities as we repositioned our portfolio. It also reflected breakeven results in our Asian portfolio, compared to exceptional returns in the prior year's quarter. Total return - reported revenues and the change in net unrealized value - was $24 million in the quarter, consistent with the year-ago period. For 1999, reported revenues were $29 million versus $663 million in 1998. Total return was $31 million in 1999 compared with $424 million in 1998. The decline in both reported revenues and total return for the year reflected substantial losses in our investment and Asian portfolios.

Corporate Items had revenues of negative $4 million for the 1999 fourth quarter and included $64 million of revenues from activities related to Euroclear. Revenues were $95 million higher than the prior year's quarter due in part to the change in the value of hedges of the firm's anticipated net foreign currency revenues and expenses. These hedging results were partially offset by the impact of exchange rate movements on revenues and expenses reported in the business segments.

For the full year, revenues were negative $104 million and included $251 million of revenues from activities related to Euroclear. Revenues decreased $104 million from the prior year due in part to gains of $187 million related to business sales in 1998, which were partially offset by more favorable results on foreign currency hedges in 1999.

OPERATING EXPENSES

Operating expenses were $1.417 billion in the fourth quarter. This compared with operating expenses in the year-ago quarter of $1.391 billion, which included a special charge of $143 million related to cost reduction programs. Excluding the impact of the special charge, operating expenses increased 14% in the quarter. Compensation costs drove the increase as a result of higher bonus accruals. Non-compensation operating expenses were down 12% in the quarter, reflecting capitalization of software costs and continued focus on productivity. The firm's efficiency ratio was 65% in the fourth quarter.

J.P. Morgan & Co. Incorporated          4


For the full year, operating expenses were $5.742 billion, compared with $5.538 billion in 1998, which included special charges totaling $358 million. Excluding the charges, operating expenses rose 11% on higher bonus accruals. Before performance-driven compensation and excluding the effect of software capitalization, core operating expenses were down approximately $400 million, as we achieved our expense reduction target for the year. For 1999, the firm's efficiency ratio was 65%.

For the full year, costs of preparation for the Year 2000 and European Economic and Monetary Union were $56 million, down from $205 million a year ago. For 1999, software costs of $138 million were capitalized rather than recorded as expenses because of a change in accounting rules.

ECONOMIC VALUE ADDED

In 1999, J.P. Morgan adopted an economic value added methodology to measure performance and track progress with strategic initiatives. We define economic value added (EVA) as net income, adjusted to reflect certain segments on a total return basis, less a charge for equity capital. The firm's cost of equity capital is currently estimated at 10.5%. We believe there is a close link between increasing EVA over time and maximizing shareholder value, and therefore consider changes in EVA, consistently measured, to be more significant than the absolute EVA reported in a single period.

Firm-wide EVA for 1999 increased by over $1.1 billion to $860 million, before non-recurring gains and special charges. The growth in EVA reflects substantial progress on our key strategic initiatives as reflected in our strong revenue growth and disciplined expense management.

MARKET AND CREDIT RISK

Firm-wide DEaR for our trading activities approximated $29 million at December 31, 1999, versus $33 million at September 30, 1999. This reflected, before diversification benefits, market risk DEaR of $26 million at December 31, 1999 ($26 million at September 30, 1999), and derivatives credit risk DEaR of approximately $12 million at December 31, 1999 ($20 million at September 30, 1999.) DEaR for the firm's investment portfolio was $9 million at December 31, 1999, versus $24 million at September 30, 1999.

CAPITAL

During the fourth quarter of 1999, the firm purchased approximately $1.4 billion of its common stock or 11 million shares. These purchases were covered under the October 1999 authorization to repurchase up to $3 billion of common stock. For the year, a total of $2.1 billion or 16.3 million shares were purchased. These share repurchases were partially offset by the issuance of 6 million shares to employees under the firm's compensation plans. We intend to repurchase the remaining shares of the October 1999 authorization over the next 12 to 15 months, subject to market conditions, business considerations, and other factors.

J.P. Morgan & Co. Incorporated          5


At December 31, 1999, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.6% and 12.6%, respectively; the estimated leverage ratio was 4.7%. At September 30, 1999, J.P. Morgan's tier 1 and total risk-based capital ratios were 9.1% and 13.2%, respectively, and the leverage ratio was 4.8%.

At December 31, 1999, stockholders' equity of $11.4 billion included $44 million of net unrealized appreciation on investment securities, net of the related tax liability of $12 million. This compares with $108 million of net unrealized depreciation at September 30, 1999, net of the related tax benefit of $89 million. The net unrealized depreciation on debt investment securities was $129 million at December 31, 1999, compared with a net unrealized depreciation of $273 million at September 30, 1999. The decrease primarily related to the realization of losses on sales of investment securities during the quarter as previously discussed. The net unrealized appreciation on marketable equity investment securities was $169 million at December 31, 1999, and $76 million at September 30, 1999.

As previously reported, the Board of Directors of J.P. Morgan & Co. Incorporated declared a quarterly dividend of one dollar ($1.00) per share on the company's common stock for the quarter ending December 31, 1999. This is consistent with the Board's previously announced decision to increase the quarterly dividend from $0.99 per share.

                                  #     #     #

J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to the J.P. Morgan & Co. Incorporated 1998 Annual Report.

Attached are tables with our segment results; a financial summary; interim consolidated financial statements, which are unaudited; investment banking revenue table; and asset quality tables. J.P. Morgan news releases, including quarterly financial results and historical financial summary, are available on the Internet at www.jpmorgan.com.

SEGMENT RESULTS
J.P.  Morgan & Co. Incorporated

                                                               Increase /    Increase /                               Increase /
                                Fourth    Fourth      Third   (Decrease),   (Decrease),                              (Decrease),
                               Quarter   Quarter    Quarter   4Q 1999 vs.   4Q 1999 vs.   Full Year    Full Year            1999
                                  1999      1998       1999       4Q 1998       3Q 1999        1999         1998        vs. 1998
                              ---------------------------------------------------------------------------------------------------

INVESTMENT BANKING
Total revenues                  $309      $265       $308          $44             $1       $1,196       $1,001             $195
Total expenses                   274       184        209           90             65          921          710              211
                              ----------------------------------------------------------------------------------------------------
Pretax income                     35        81         99          (46)           (64)         275          291              (16)
                              ----------------------------------------------------------------------------------------------------

EQUITIES
Total revenues                   420       182        283          238            137        1,417          699              718
Total expenses                   264       199        214           65             50          944          776              168
                              ----------------------------------------------------------------------------------------------------
Pretax income                    156       (17)        69          173             87          473          (77)             550
                              ----------------------------------------------------------------------------------------------------

INTEREST RATE AND FOREIGN EXCHANGE MARKETS
Total revenues                   479       474        321            5            158        2,009        2,064              (55)
Total expenses                   264       311        288          (47)           (24)       1,232        1,283              (51)
                              ----------------------------------------------------------------------------------------------------
Pretax income                    215       163         33           52            182          777          781               (4)
                              ----------------------------------------------------------------------------------------------------

CREDIT MARKETS
Total revenues                   264       136        187          128             77        1,526          628              898
Total expenses                   225       193        156           32             69          850          729              121
                              ----------------------------------------------------------------------------------------------------
Pretax income                     39       (57)        31           96              8          676         (101)             777
                              ----------------------------------------------------------------------------------------------------

CREDIT PORTFOLIO
Total revenues                   183        23        278          160            (95)         783          390              393
Total expenses                    34        36         34           (2)             -          154          145                9
                              ----------------------------------------------------------------------------------------------------
Pretax income                    149       (13)       244          162           (95)          629          245              384
                              ----------------------------------------------------------------------------------------------------

ASSET MANAGEMENT SERVICES
Total revenues                   352       278        350           74              2        1,354        1,164              190
Total expenses                   356       267        296           89             60        1,192        1,100               92
                              ----------------------------------------------------------------------------------------------------
Pretax income                     (4)       11         54          (15)           (58)         162           64               98
                              ----------------------------------------------------------------------------------------------------

EQUITY INVESTMENTS
Total revenues                   313        42        341          271            (28)         646          346              300
Total expenses                    66         9         52           57             14          145           49               96
                              ----------------------------------------------------------------------------------------------------
Pretax income                    247        33        289          214            (42)         501          297              204
                              ---------------------------------------------------------  -----------------------------------------

PROPRIETARY INVESTING AND TRADING
Total revenues                  (127)      203          6         (330)          (133)          29          663             (634)
Total expenses                    40        42         37           (2)             3          152          157               (5)
                              ----------------------------------------------------------------------------------------------------
Pretax income                   (167)      161        (31)        (328)          (136)        (123)         506             (629)
                              ----------------------------------------------------------------------------------------------------

CORPORATE ITEMS (d)
Total revenues                    (4)      (99)       (89)          95             85         (104)           - (b)         (104)
Total expenses                  (106)      150 (a)     55         (256)          (161)         152          589 (c)         (437)
                              ----------------------------------------------------------------------------------------------------
Pretax income                    102      (249)      (144)         351            246         (256)        (589)             333
                              ----------------------------------------------------------------------------------------------------

CONSOLIDATED
Total revenues                 2,189     1,504      1,985          685            204        8,856        6,955            1,901
Total expenses                 1,417     1,391      1,341           26             76        5,742        5,538              204
                              ----------------------------------------------------------------------------------------------------
Pretax income                    772       113        644          659            128        3,114        1,417            1,697
                              ----------------------------------------------------------------------------------------------------

(a) Includes a fourth quarter 1998 pretax charge of $143 million related to cost reduction programs.

(b) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia, and a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(c) Includes fourth and first quarter 1998 pretax charges of $358 million related to cost reduction programs.

(d) Corporate Items includes revenues and expenses related to Euroclear activities, as follows:

                                 Fourth        Fourth          Third
                           Quarter 1999  Quarter 1998   Quarter 1999    Full Year 1999     Full Year 1998
                           ------------------------------------------------------------------------------
Total revenues                    $64           $68          $57              $251              $312
Total expenses                     15             9            8                35                51
---------------------------------------------------------------------------------------------------------
Pretax income                      49            59           49               216               261
---------------------------------------------------------------------------------------------------------

Note: The table above reflects our current management reporting structure. Results have been restated for all periods, primarily reflecting methodology refinements regarding the allocation of internal funding charges, with no impact on consolidated results. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.

SEGMENT RESULTS (RESTATED)
J.P.  Morgan & Co. Incorporated


The following table presents our current management reporting structure. Results have been restated for all periods, primarily reflecting methodology refinements regarding the allocation of internal funding charges, with no impact on consolidated results. For a description of our segments, please refer to the J.P. Morgan & Co. 1998 Annual Report.


                                        Fourth       Third      Second       First       Fourth        Third
                                       Quarter     Quarter     Quarter     Quarter      Quarter      Quarter
                                          1999        1999        1999        1999         1998         1998
                                      --------------------------------------------------------------------------
            REVENUES

Investment Banking                     $  309      $  308       $  321      $  258      $  265       $  237
Equities                                  420         283          427         287         182          139
Interest Rate and Foreign
  Exchange Markets                        479         321          560         649         474          353
Credit Markets                            264         187          371         704         136         (133)
Credit Portfolio                          183         278          165         157          23           60
Asset Management Services                 352         350          343         309         278          295
Equity Investments                        313         341            6         (14)         42          167
Proprietary Investing and
  Trading                                (127)          6           23         127         203          129
Corporate Items                            (4)        (89)         (25)         14         (99)          54 (b)
                                      --------------------------------------------------------------------------
                     CONSOLIDATED       2,189       1,985        2,191       2,491       1,504        1,301
                                      --------------------------------------------------------------------------


            EXPENSES


Investment Banking                        274         209          228         210         184          166
Equities                                  264         214          236         230         199          162
Interest Rate and Foreign
  Exchange Markets                        264         288          321         359         311          280
Credit Markets                            225         156          211         258         193           74
Credit Portfolio                           34          34           41          45          36           42
Asset Management Services                 356         296          276         264         267          273
Equity Investments                         66          52           13          14           9           15
Proprietary Investing and
  Trading                                  40          37           43          32          42           35
Corporate Items                          (106)         55           48         155         150 (a)       52
                                      --------------------------------------------------------------------------
                     CONSOLIDATED       1,417       1,341        1,417       1,567       1,391        1,099
                                      --------------------------------------------------------------------------


         PRETAX INCOME


Investment Banking                         35          99           93          48          81           71
Equities                                  156          69          191          57         (17)         (23)
Interest Rate and Foreign
  Exchange Markets                        215          33          239         290         163           73
Credit Markets                             39          31          160         446         (57)        (207)
Credit Portfolio                          149         244          124         112         (13)          18
Asset Management Services                  (4)         54           67          45          11           22
Equity Investments                        247         289           (7)        (28)         33          152
Proprietary Investing and
  Trading                                (167)        (31)         (20)         95         161           94
Corporate Items                           102        (144)         (73)       (141)       (249)           2
                                      --------------------------------------------------------------------------
                     CONSOLIDATED         772         644          774         924         113          202
                                      --------------------------------------------------------------------------

                                       Second      First        Full        Full       Full
                                      Quarter    Quarter        Year        Year       Year
                                         1998       1998        1999        1998       1997
                                      -------------------------------------------------------
            REVENUES

Investment Banking                    $  248      $  251        $1,196    $1,001      $  774
Equities                                 244         134         1,417       699         459
Interest Rate and Foreign
  Exchange Markets                       620         617         2,009     2,064       1,770
Credit Markets                           245         380         1,526       628         842
Credit Portfolio                         176         131           783       390         700
Asset Management Services                305         286         1,354     1,164       1,107
Equity Investments                       109          28           646       346         413
Proprietary Investing and
  Trading                                 88         243            29       663         894
Corporate Items                          118 (c)     (73)         (104)       - (e)      261
                                      -------------------------------------------------------
                     CONSOLIDATED      2,153       1,997         8,856     6,955       7,220
                                      -------------------------------------------------------


            EXPENSES


Investment Banking                       175         185           921       710         686
Equities                                 225         190           944       776         692
Interest Rate and Foreign
  Exchange Markets                       340         352         1,232     1,283       1,277
Credit Markets                           204         258           850       729         719
Credit Portfolio                          38          29           154       145         122
Asset Management Services                288         272         1,192     1,100       1,043
Equity Investments                        15          10           145        49          48
Proprietary Investing and
  Trading                                 40          40           152       157         154
Corporate Items                           91         296 (d)       152       589 (f)     325
                                      -------------------------------------------------------
                     CONSOLIDATED      1,416       1,632         5,742     5,538       5,066
                                      -------------------------------------------------------


         PRETAX INCOME


Investment Banking                        73          66           275       291          88
Equities                                  19         (56)          473       (77)       (233)
Interest Rate and Foreign
  Exchange Markets                       280         265           777       781         493
Credit Markets                            41         122           676      (101)        123
Credit Portfolio                         138         102           629       245         578
Asset Management Services                 17          14           162        64          64
Equity Investments                        94          18           501       297         365
Proprietary Investing and
  Trading                                 48         203          (123)      506         740
Corporate Items                           27        (369)         (256)     (589)        (64)
                                      -------------------------------------------------------
                     CONSOLIDATED        737         365         3,114     1,417       2,154
                                      -------------------------------------------------------

(a) Includes a fourth quarter 1998 pretax charge of $143 million related to cost reduction programs.

(b) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia.

(c) Includes a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(d) Includes a first quarter 1998 pretax charge of $215 million related to cost reduction programs.

(e) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia, and a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business.

(f) Includes fourth and first quarter 1998 pretax charges totaling $358 million related to cost reduction programs.

J.P. Morgan & Co. Incorporated


FINANCIAL SUMMARY
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

Dollars in millions, except share data

                                                                                       Third
                                                         Fourth Quarter               Quarter               Twelve Months
                                                ------------------------------   ---------------    -------------------------------
                                                     1999          1998                1999            1999               1998
                                                -----------------------------------------------------------------------------------
Net Income                                             $509     (a)     $89             $442            $2,055        (b)    $963

PER COMMON SHARE
Net income
     Basic                                            $2.83     (a)   $0.44            $2.39            $11.16        (b)   $5.08
     Diluted                                           2.63     (a)    0.42             2.22             10.39        (b)    4.71
Dividends declared                                     1.00            0.99             0.99              3.97               3.84
Book value (c)                                       $57.83          $55.01           $58.42
----------------------------------------------------------------------------------------------------------------------------------
Common shares issued and outstanding
     at period-end                              164,797,558     175,006,281      174,880,978
----------------------------------------------------------------------------------------------------------------------------------
Weighted-average number of common
     and dilutive potential common shares
     outstanding                                190,097,468     194,155,078      194,671,633       194,422,796        197,201,058
---------------------------------------------------------------------------------------------------------------------------------
Dividends declared on common stock                     $166            $173             $173              $689               $677
Dividends declared on preferred stock                    10               9                7                35                 36
----------------------------------------------------------------------------------------------------------------------------------
Annualized rate of return on average
     common stockholders' equity (d)                   18.1 %   (a)     3.1 %           15.6 %            18.4 %      (b)    8.6 %
As % of period-end total assets:
     Common equity                                      4.1 %           4.0 %            4.4 %
     Total equity                                       4.4             4.3              4.7
----------------------------------------------------------------------------------------------------------------------------------
Regulatory capital ratios  (e)
     Tier 1 risk-based capital ratio                    8.6 %           8.0 %            9.1 %
     Total risk-based capital ratio                    12.6            11.7             13.2
     Leverage ratio                                     4.7             3.9              4.8
Risk-adjusted assets                                134,471         140,182          134,941
----------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
     Debt investment securities (f)                 $22,257         $30,129          $27,316           $28,195            $24,905
     Loans                                           25,502          28,567           26,026            26,142             30,943
     Total interest-earning assets                  180,605         205,703          190,178           190,038            207,134
     Total assets                                   247,614         286,486          255,909           259,877            283,184
     Total interest-bearing liabilities             170,192         199,579          183,154           183,153            203,195
     Total liabilities                              235,946         275,379          244,141           248,230            271,675
     Common stockholders' equity                     10,974          10,413           11,074            10,953             10,815
     Total stockholders' equity                      11,668          11,107           11,768            11,647             11,509

Net interest earnings before (reversal                  356             348              405             1,616              1,357
    of provision) / provision for credit
Net yield on interest-earning assets                   0.78 %          0.67 %           0.84 %            0.85 %             0.66 %
-----------------------------------------------------------------------------------------------------------------------------------
Employees at period-end                              15,512          15,674           15,287
-----------------------------------------------------------------------------------------------------------------------------------


(a) Excluding the 1998 fourth quarter after tax charge of $86 million ($143 million before tax) related to cost reduction programs: net income was $175 million; basic and diluted earnings per share (EPS) were $0.92 and $0.86, respectively; and the annualized rate of return on average common stockholders' equity was 6.4% (including the impact of Statement of Financial Accounting Standards (SFAS) No. 115) and 6.4% (excluding the impact of SFAS No. 115) for the three months ended December 31, 1998.

(b) Excluding the after tax charges of $215 million (related to cost reduction programs in the first and fourth quarters of 1998, respectively) and excluding the after tax gains of $113 million (related to business sales in the second and third quarters of 1998, respectively): net income was $1,065 million; basic and diluted EPS were $5.64 and $5.22, respectively; and the annualized rate of return on average common stockholders' equity was 9.5% (including the impact of SFAS No.115) and 9.8% (excluding the impact of SFAS No.115) for the twelve months ended December 31, 1998.

(c) Excluding the impact of SFAS No. 115, the book value per common share was $57.60, $54.24, and $58.99, at December 31, 1999, December 31, 1998, and
September 30, 1999, respectively.

(d) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 17.9%, 3.1%, and 15.4% for the three months ended December 31, 1999, December 31, 1998, and September 30, 1999, respectively, and 18.4% and 8.8% for the twelve months ended December 31, 1999 and 1998, respectively.

(e) Regulatory capital ratios and risk-adjusted assets are estimates at December 31, 1999.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated



CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data

                                                                                    Three months ended
                                                         -------------------------------------------------------------------------
                                                         December 31     December 31       Increase/ September 30       Increase/
                                                                1999            1998      (Decrease)         1999      (Decrease)
                                                         -------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                              $2,717          $3,024           ($307)      $2,783            ($66)
Interest expense                                               2,379           2,701            (322)       2,394             (15)
----------------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                             338             323              15          389             (51)
Provision for loan losses                                          -              85             (85)           -               -
Reversal of provision for loan losses                            (25)              -             (25)         (45)             20
----------------------------------------------------------------------------------------------------------------------------------

Net interest revenue after (reversal of provision)/
   provision for loan losses                                     363             238             125          434             (71)

NONINTEREST REVENUES
Trading revenue                                                  754             520             234          424             330
Investment banking revenue                                       385             381               4          398             (13)
Investment management revenue                                    259             220              39          270             (11)
Fees and commissions                                             235             179              56          206              29
Investment securities revenue / (loss)                           131             (42)            173          271            (140)
Other revenue / (loss)                                            62               8              54          (18)             80
----------------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                     1,826           1,266             560        1,551             275

Total revenues, net                                            2,189           1,504             685        1,985             204

OPERATING EXPENSES
Employee compensation and benefits                               937             801             136          889              48
Net occupancy                                                     55             124             (69)          82             (27)
Technology and communications                                    240             305             (65)         229              11
Other expenses                                                   185             161              24          141              44
----------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                       1,417           1,391 (a)          26        1,341              76

Income before income taxes                                       772             113             659          644             128
Income taxes                                                     263              24             239          202              61
----------------------------------------------------------------------------------------------------------------------------------
Net income                                                       509              89             420          442              67

PER COMMON SHARE
Net income
     Basic                                                     $2.83           $0.44           $2.39        $2.39           $0.44
     Diluted                                                    2.63            0.42            2.21         2.22            0.41
Dividends declared                                              1.00            0.99            0.01         0.99            0.01
----------------------------------------------------------------------------------------------------------------------------------

(a) Fourth quarter 1998 includes a pretax charge of $143 million ($86 million after tax) related to cost reduction programs which was recorded as follows:
$101 million in Employee compensation and benefits, related to severance, and $42 million in Net occupancy, related to real estate write-offs.

J.P. Morgan & Co. Incorporated


CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data

                                                                          Twelve months ended
                                                                   --------------------------------------------------
                                                                    December 31         December 31      Increase/
                                                                      1999                 1998         (Decrease)
                                                                   --------------------------------------------------
NET INTEREST REVENUE

Interest revenue                                                      $10,970             $12,641           ($1,671)
Interest expense                                                        9,429              11,360            (1,931)
---------------------------------------------------------------------------------------------------------------------
Net interest revenue                                                    1,541               1,281               260
Provision for loan losses                                                   -                 110              (110)
Reversal of provision for loan losses                                    (175)                  -              (175)
---------------------------------------------------------------------------------------------------------------------

Net interest revenue after (reversal of provision) /
   provision for loan losses                                            1,716               1,171               545

NONINTEREST REVENUES
Trading revenue                                                         3,115               2,362               753
Investment banking revenue                                              1,630               1,401               229
Investment management revenue                                           1,035                 881               154
Fees and commissions                                                      846                 748                98
Investment securities revenue                                             332                 205               127
Other revenue                                                             182                 187 (a)            (5)
---------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                              7,140               5,784             1,356

Total revenues, net                                                     8,856               6,955             1,901

OPERATING EXPENSES
Employee compensation and benefits                                      3,892               3,233               659
Net occupancy                                                             299                 437              (138)
Technology and communications                                             947               1,192              (245)
Other expenses                                                            604                 676               (72)
---------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                5,742               5,538 (b)           204

Income before income taxes                                              3,114               1,417             1,697
Income taxes                                                            1,059                 454               605
---------------------------------------------------------------------------------------------------------------------
Net income                                                              2,055                 963             1,092

PER COMMON SHARE
Net income
     Basic                                                            $ 11.16               $5.08             $6.08
     Diluted                                                            10.39                4.71              5.68
Dividends declared                                                       3.97                3.84              0.13
---------------------------------------------------------------------------------------------------------------------

(a) Twelve months ended December 31, 1998 includes a third quarter pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia and a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.


(b) Twelve months ended December 31, 1998 includes charges in the first and fourth quarters totaling $358 million ($215 million after tax) related to cost reduction programs. The charges were recorded as follows: $241 million in Employee compensation and benefits, related to severance; $112 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated


CONSOLIDATED BALANCE SHEET

J.P. Morgan & Co. Incorporated
--------------------------------------------------------------------------------

In millions, except share data                                             December 31      September 30      December 31
                                                                               1999             1999              1998
                                                                           ----------------------------------------------
ASSETS
Cash and due from banks                                                      $ 2,463          $  1,609          $  1,203
Interest-earning deposits with banks                                           2,345             2,145             2,371
Debt investment securities available-for-sale carried at
   fair value (cost: $14,415 at December 1999, $24,389
   at September 1999, and $36,107 at December 1998)                           14,286            24,115            36,232
Equity investment securities                                                   1,734             1,528             1,169
Trading account assets (including derivative receivables
   of $43,642 at December 1999, $43,010 at September
   1999, and $48,124 at December 1998)                                       117,592           106,510           113,896
Securities purchased under agreements to resell ($34,470
   at December 1999, $34,705 at September 1999, and $31,056
   at December 1998) and federal funds sold                                   35,970            36,755            31,731
Securities borrowed                                                           34,716            35,518            30,790
Loans, net of allowance for loan losses of $281 at December
   1999, $301 at September 1999, and $470 at December 1998                    26,568            25,114            25,025
Accrued interest and accounts receivable                                      10,119             6,826             7,689
Premises and equipment, net of accumulated depreciation
   of $1,319 at December 1999, $1,325 at September 1999,
   and $1,350 at December 1998                                                 1,997             1,995             1,881
Other assets                                                                  13,108            12,704             9,080
-------------------------------------------------------------------------------------------------------------------------
Total assets                                                                 260,898           254,819           261,067
-------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                        898               850             1,242
   In offices outside the U.S.                                                   498             1,183               563
Interest-bearing deposits:
   In offices in the U.S.                                                      4,209             3,849             7,724
   In offices outside the U.S.                                                39,714            42,941            45,499
-------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                45,319            48,823            55,028
Trading account liabilities (including derivative payables
   of $44,976 at December 1999, $39,355 at September 1999,
   and $44,683 at December 1998)                                              80,417            72,043            70,643
Securities sold under agreements to repurchase ($58,950 at
   December 1999, $60,979 at September 1999, and $62,784 at
   December 1998) and federal funds purchased                                 59,693            61,779            63,368
Commercial paper                                                              11,854            10,327             6,637
Other liabilities for borrowed money                                          10,258             9,447            12,515
Accounts payable and accrued expenses                                         10,621            10,507             9,859
Long-term debt not qualifying as risk-based capital                           19,048            20,145            23,037
Other liabilities, including allowance for credit losses of
   $125 at December 1999, $145 at September 1999, and $125
   at December 1998                                                            5,897             3,333             2,999
-------------------------------------------------------------------------------------------------------------------------
                                                                             243,107           236,404           244,086
Liabilities qualifying as risk-based capital:
Long-term debt                                                                 5,202             5,257             4,570
Company-obligated mandatorily redeemable preferred
   securities of subsidiaries                                                  1,150             1,150             1,150
-------------------------------------------------------------------------------------------------------------------------

Total liabilities                                                            249,459           242,811           249,806

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value
      (issued and outstanding: 2,444,300)                                        244               244               244
   Variable cumulative preferred stock, $1,000 par value
      (issued and outstanding: 250,000)                                          250               250               250
   Fixed cumulative preferred stock, $500 par value (issued
      and outstanding: 400,000)                                                  200               200               200
Common stock, $2.50 par value (authorized shares: 500,000,000;
   issued: 200,998,455 at December 1999, 200,934,737 at September
   1999, and 200,873,067 at December 1998)                                       502               502               502
Capital surplus                                                                1,249             1,241             1,252
Common stock issuable under stock award plans                                  2,002             1,713             1,460
Retained earnings                                                             10,908            10,586             9,614
Accumulated other comprehensive income:
   Net unrealized gains/(losses) on investment securities,
      net of taxes                                                                44              (108)              147
   Foreign currency translation, net of taxes                                    (18)              (46)              (46)
-------------------------------------------------------------------------------------------------------------------------
                                                                              15,381            14,582            13,623
Less: treasury stock (36,200,897 shares at December 1999,
   26,053,759 shares at September 1999, and 25,866,786 shares
   at December 1998) at cost                                                   3,942             2,574             2,362
-------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    11,439            12,008            11,261
-------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                   260,898           254,819           261,067
-------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated



CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
--------------------------------------------------------------------------------

In millions, except share data                                                                     December 31       December 31
                                                                                                          1999              1998
                                                                                                  -------------------------------
ASSETS
Cash and due from banks                                                                               $ 2,382          $  1,147
Interest-earning deposits with banks                                                                    2,266             2,372
Debt investment securities available-for-sale carried at fair value                                     4,992             3,634
Trading account assets                                                                                 84,786            90,770
Securities purchased under agreements to resell and federal funds sold                                 19,094            33,316
Securities borrowed                                                                                     9,700             8,193
Loans, net of allowance for loan losses of $280 at December 1999 and $470 at December 1998             26,072            24,876
Accrued interest and accounts receivable                                                                4,426             3,898
Premises and equipment, net of accumulated depreciation of $1,113 at December 1999
   and $1,160 at December 1998                                                                          1,810             1,703
Other assets                                                                                           12,138             5,337
--------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                          167,666           175,246
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                                 907             1,232
   In offices outside the U.S.                                                                            501               572
Interest-bearing deposits:
   In offices in the U.S.                                                                               4,256             7,749
   In offices outside the U.S.                                                                         42,052            46,668
--------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                         47,716            56,221
Trading account liabilities                                                                            72,066            64,776
Securities sold under agreements to repurchase and federal funds purchased                             13,610            14,916
Other liabilities for borrowed money                                                                    5,482             8,646
Accounts payable and accrued expenses                                                                   6,310             6,123
Long-term debt not qualifying as risk-based capital                                                     6,224            10,358
Other liabilities, including allowance for credit losses of $125 at December 1999
   and 1998                                                                                             2,719               542
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      154,127           161,582
Long-term debt qualifying as risk-based capital                                                         2,944             3,186
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                     157,071           164,768

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                              -                 -
Common stock, $25 par value (authorized shares: 11,000,000; issued and
   outstanding: 10,599,027)                                                                               265               265
Surplus                                                                                                 3,305             3,305
Undivided profits                                                                                       6,975             6,836
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                             67               118
   Foreign currency translation, net of taxes                                                             (17)              (46)
--------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                             10,595            10,478
--------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                            167,666           175,246
--------------------------------------------------------------------------------------------------------------------------------



Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

J.P. Morgan & Co. Incorporated



INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated


------------------------------------------------------------------------------------------------------------------------------

In millions
------------------------------------------------------------------------------------------------------------------------------
                                                     ADVISORY AND                  UNDERWRITING               TOTAL INVESTMENT
                                                 SYNDICATION FEES                       REVENUE                BANKING REVENUE
------------------------------------------------------------------------------------------------------------------------------

Fourth Quarter 1999                                         $241                          $144                           $385


Fourth Quarter 1998                                          212                           169                            381

------------------------------------------------------------------------------------------------------------------------------

Third Quarter 1999                                           258                           140                            398

------------------------------------------------------------------------------------------------------------------------------

Twelve Months 1999                                           978                           652                          1,630


Twelve Months 1998                                           830                           571                          1,401

------------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY



IMPAIRED LOANS
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------------------

                                                      December 31         September 30       December 31
In millions                                                  1999                 1999              1998
-----------------------------------------------------------------------------------------------------------

Impaired loans:
   Commercial and industrial                                 $54 (a)             $131               $25
   Other                                                      23                   38                97
-----------------------------------------------------------------------------------------------------------

Total impaired loans                                          77                  169               122
-----------------------------------------------------------------------------------------------------------


(a) Decrease in impaired commercial and industrial loans during the fourth quarter of 1999 primarily relates to one counterparty in the Latin American steel industry returning to performing status.


ALLOWANCES FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated



Allowance for loan losses

---------------------------------------------------------------------------------------------------------------------------------
                                                     Fourth Quarter  Twelve Months Ended    Fourth Quarter   Twelve Months Ended
In millions                                                    1999    December 31, 1999              1998     December 31, 1998
---------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                             $301                 $470              $404                  $546
---------------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) / provision for loan losses            (25)                (175)               85                   110
---------------------------------------------------------------------------------------------------------------------------------
Reclassifications (a)                                            -                    -                 -                   (50)
---------------------------------------------------------------------------------------------------------------------------------
Recoveries                                                      10                   33                 6                    19
Charge-offs: (b)
   Commercial and industrial                                     -                  (16)               (6)                  (46)
   Banks                                                         -                   (1)              (17)                  (83)
   Other                                                        (5)                 (30)               (2)                  (26)
---------------------------------------------------------------------------------------------------------------------------------
Net recoveries / (charge-offs)                                   5                  (14)              (19)                 (136)
---------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                 281                  281               470                   470
---------------------------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet reserve or allowance captions - which included an adjustment for trading derivatives needed to determine fair value, an allowance for loan losses and an allowance for credit losses on lending commitments - were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the "Consolidated statement of income".

(b) Charge-offs include losses on loan sales of $16 million for the three months ended December 31, 1998. Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $33 million and $105 million for the twelve months ended December 31, 1999 and 1998, respectively.



Components of the allowance for loan losses

------------------------------------------------------------------------------------------------------------------------------
                                                                          December 31         September 30        December 31
In millions                                                                      1999                 1999               1998
------------------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                                    $ 11                  $ 9               $ 29
Specific counterparty components outside the U.S.                                 13                   23                  5
------------------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                                       24                   32                 34
Expected loss (c)                                                                257                  269                436
------------------------------------------------------------------------------------------------------------------------------
Total allowance                                                                  281                  301                470
------------------------------------------------------------------------------------------------------------------------------


Allowance for credit losses on lending commitments*

----------------------------------------------------------------------------------------------------------------------------------
                                                       Fourth Quarter  Twelve Months Ended    Fourth Quarter  Twelve Months Ended
In millions                                                      1999    December 31, 1999              1998    December 31, 1998
----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                               $145                 $125              $185                 $185
----------------------------------------------------------------------------------------------------------------------------------
(Reversal of provision) / provision for credit losses            (20)                   -               (60)                 (60)
----------------------------------------------------------------------------------------------------------------------------------
Ending balance                                                   125                  125               125                  125
---------------------------------------------------------------------------------------------------------------------------------

Components of the allowance for credit losses on lending commitments*

------------------------------------------------------------------------------------------------------------------------------
                                                                          December 31         September 30        December 31
In millions                                                                      1999                 1999               1998
------------------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                                    $ 19                 $ 20                $ 1
Specific counterparty components outside the U.S.                                  3                    3                  2
------------------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                                       22                   23                  3
Expected loss (c)                                                                103                  122                122
------------------------------------------------------------------------------------------------------------------------------
Total allowance                                                                  125                  145                125
------------------------------------------------------------------------------------------------------------------------------

(c) In the fourth quarter of 1999, we revised our model for calculating expected credit losses to incorporate factors for estimating losses previously included in our country, expected loss and general components of our allowances. The impact of the change was not significant. For disclosure purposes, the country, expected loss and general components of prior periods have been aggregated and included in the expected loss component caption in the above tables.

* Includes commitments to extend credit, standby letters of credit, and guarantees.

J.P. Morgan & Co. Incorporated



EXPOSURES TO EMERGING COUNTRIES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain emerging markets based on management's view of total exposure as of December 31, 1999.


The management view takes into account the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest-earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we hold to offset these exposures) and investment securities; and other monetary assets. It also considers the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.


By type of financial instrument

-----------------------------------------------------------------------------------------------------------------
In billions                                                                   Other        Credit
December 31, 1999                                 Loans   Derivatives  outstandings   derivatives   Commitments
-----------------------------------------------------------------------------------------------------------------
China                                           $    -       $   0.1       $   0.1         $(0.2)        $   -
Hong Kong                                          0.1           0.2           0.2          (0.1)          0.1
Indonesia                                          0.1             -           0.1             -             -
Malaysia                                             -             -           0.1           0.1             -
Philippines                                          -             -           0.2             -             -
Singapore                                            -           0.4           0.1             -             -
South Korea                                        0.2           0.5           0.9          (0.3)            -
Taiwan                                               -             -             -             -             -
Thailand                                             -           0.1           0.1             -             -
Other                                                -             -             -             -             -
-----------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                     0.4           1.3           1.8          (0.5)          0.1
-----------------------------------------------------------------------------------------------------------------

Argentina                                          0.1           0.2           1.1          (0.4)            -
Brazil                                             0.1             -             -             -             -
Chile                                              0.3             -           0.1          (0.1)            -
Colombia                                           0.2             -           0.1             -             -
Mexico                                             0.4           0.4           0.5          (0.3)            -
Other                                              0.2             -           0.2             -           0.1
-----------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean       1.3           0.6           2.0          (0.8)          0.1
-----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------
In billions                                           Total      Local     Total
December 31, 1999                               crossborder   exposure  exposure
---------------------------------------------------------------------------------
China                                                $   -      $   -     $   -
Hong Kong                                             0.5         0.2       0.7
Indonesia                                             0.2           -       0.2
Malaysia                                              0.2           -       0.2
Philippines                                           0.2           -       0.2
Singapore                                             0.5         0.1       0.6
South Korea                                           1.3         0.2       1.5
Taiwan                                                  -           -        -
Thailand                                              0.2           -       0.2
Other                                                   -         0.2       0.2
--------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                        3.1         0.7       3.8
--------------------------------------------------------------------------------

Argentina                                             1.0         0.3       1.3
Brazil                                                0.1         1.4       1.5
Chile                                                 0.3           -       0.3
Colombia                                              0.3           -       0.3
Mexico                                                1.0         0.5       1.5
Other                                                 0.5           -       0.5
--------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean          3.2         2.2       5.4
--------------------------------------------------------------------------------


By type of counterparty

-----------------------------------------------------------------------------------------------------
In billions
December 31, 1999                                        Banks      Governments     Other      Total
-----------------------------------------------------------------------------------------------------
China                                                  $    -           $    -    $    -     $    -
Hong Kong                                                   -              0.2       0.5        0.7
Indonesia                                                   -                -       0.2        0.2
Malaysia                                                  0.1              0.1         -        0.2
Philippines                                                 -              0.1       0.1        0.2
Singapore                                                 0.3              0.1       0.2        0.6
South Korea                                               0.4              0.4       0.7        1.5
Taiwan                                                      -                -         -          -
Thailand                                                  0.2                -         -        0.2
Other                                                       -              0.2         -        0.2
-----------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                            1.0              1.1       1.7        3.8
-----------------------------------------------------------------------------------------------------

Argentina                                                   -              0.7       0.6        1.3
Brazil                                                    0.5              0.5       0.5        1.5
Chile                                                       -                -       0.3        0.3
Colombia                                                    -              0.1       0.2        0.3
Mexico                                                      -              0.6       0.9        1.5
Other                                                       -              0.1       0.4        0.5
-----------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean              0.5              2.0       2.9        5.4
-----------------------------------------------------------------------------------------------------

(a) Total exposures to Japan, based upon management's view, were $4.6 billion at December 31, 1999.

Total exposures to South Africa, based upon management's view, were $1.9 billion at December 31, 1999.